CONSULTING AGREEMENT

THIS AGREEMENT is made as of May 23, 2006

BETWEEN:

URANERZ ENERGY CORPORATION, a body corporate continued under the laws of Nevada, and having an office at Suite 1410, 800 West Pender Street, Vancouver, British Columbia, V6C 2V6

(the "Company")

AND:

BENJAMIN LEBOE, doing business as Independent Management Consultants of B.C., a proprietorship registered in British Columbia, of 16730 Carrs Landing Road, Lake Country, BC, Canada, V4V 1B2

(the “Consultant")

     WHEREAS the Company and the Consultant wish to confirm in writing the terms on which the Consultant will provide consulting services to the Company;

     NOW THEREFORE in consideration of the premises and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the parties hereto), it is agreed by and between the parties hereto as follows (the “Agreement”):

1.      APPOINTMENT

1.1       The Company hereby confirms the appointment of the Consultant and the Consultant hereby accepts such appointment on the terms and conditions set forth in this Agreement.

1.2       The Consultant shall work at and from his office in Lake Country, BC with travel to various Company locations as necessary to fulfill the duties of Chief Financial Officer.

1.3       The Consultant hereby accepts his engagement as Chief Financial Officer of the Company and agrees to discharge the duties of Chief Financial Officer as required to enable the Company to meet its requirements as a reporting issuer under the Securities Exchange Act of 1934 (the “Exchange Act”).

2.       TERM

2.1       The Consultant’s appointment hereunder shall commence on the date hereof and continue until terminated in accordance with the provisions of this Agreement.

3.       FEES

3.1       The Company shall pay the Consultant fees for services rendered, as determined and invoiced monthly, based on a rate of Cdn $10,000/mo. plus applicable tax (GST). It is anticipated that the Consultant will spend approximately half his time carrying out the duties and responsibilities in accordance with section 5 of this Agreement, with expected monthly fees of Cdn $5000.

4.       OTHER COMPENSATION

4.1       The Company shall reimburse the Consultant for all reasonable business, travel and entertainment expenses incurred in the course of the Consultant's engagement and for which appropriate statements and vouchers are submitted to the Company. The Company shall provide indemnity against Company-related legal action, to the extent permissible under the Nevada Revised Statutes, the articles and bylaws of the Company and applicable law, and to include the Consultant in any company or directors insurance policy .

4.2 vServices shall be provided at such times as the Consultant and the Company may determine, having regard to the operations of the Company and the terms of this Agreement.

4.3 vThe Company may, in its complete discretion, from time to time, grant stock options to the Consultant in accordance with its stock option plans. Except as expressly set forth herein, all stock options granted to the Consultant by the Company will in all respects be governed by the terms of the stock option plan pursuant to which they have been granted and not in any respect by the terms of this Consulting Agreement. The Consultant acknowledges the grant by the Company on May 23, 2006 to the Consultant of options to purchase 100,000 shares of the Company’s common stock a price of $1.96 per share for a term expiring May 23, 2011(the “Initial Stock Options”) pursuant and subject to its 2005 Non-Qualified Stock Option Plan (the “Stock Option Plan”).

5.       DUTIES AND RESPONSIBILITIES

5.1       The Consultant shall report to and carry out all lawful instructions and directions given to him by the Board of Directors in his capacity as Chief Financial Officer and such duties and responsibilities as the Board of Directors of the Company may from time to time reasonably determine, which duties and responsibilities will include such matters as are customarily performed by someone serving as chief financial officer of a publicly traded company that is reporting under the Exchange Act.

5.2       The Consultant shall faithfully serve the Company and shall use his best efforts to promote the interests thereof.

5.3       During the term of this Agreement, the Consultant shall not, without the prior written consent of the Company, such consent not to be unreasonably withheld, unless such consent would be detrimental to the interests of the Company:

(a)

engage in any business or occupation or become a director, officer or agent of any other company, firm or individual engaged in active business which is similar to or directly competitive with the business of the Company, or with such other businesses which may be carried on by the Company from time to time (except for the Consultant's participation as a director, officer, employee, consultant or shareholder in an affiliate of the Company and any personal investment or management company); or

(b)

take any act, the probable result of which would be detrimental to the business of the Company or its subsidiaries or would cause the relations between the Company or its subsidiaries and its suppliers, consultants, shareholders or others to be impaired

5.4       The Consultant will retain all confidential information about the business, affairs, prospects, financial plans, mineral properties, mineral resources, business relationships, methods, plans and processes of the Company and its affiliates ("Confidential Information") in the strictest confidence and will not disclose or permit the disclosure of Confidential Information in any manner other than in the course of this engagement with and for the benefit of the Company or as required by law or by a regulatory authority having jurisdiction. The Consultant will not use Confidential Information for his benefit nor permit it be used for the benefit of any other person or to the detriment of the Company, either during the term of this Agreement or thereafter. The Consultant will take all reasonable precautions in dealing with Confidential Information so as to prevent any person from having unauthorized access to it.

5.5       The Consultant will perform his duties in compliance with all applicable law, including the Securities Act of 1933 (the “1933 Act”), the Exchange Act and the rules and regulations of the US Securities and Exchange Commission.

6.       TERMINATION OF ENGAGEMENT

6.1       In this section 6:

(a)	"Control change" means:

i)

an acquisition of 50% or more of the voting rights attached to all outstanding voting shares of the Company by a person or combination of persons acting in concert by virtue of an agreement, arrangement, commitment or understanding, or by virtue of a related series of such events, and whether by transfer of existing shares or by issuance of shares from treasury or both;

ii)

a merger or consolidation of the Company with any other corporation occurs, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

iii)

the direct or indirect transfer, conveyance, sale, lease or other disposition, by virtue of a single event or a related series of such events, of 90% or more of the assets of the Company in terms of gross fair market value to any person unless 1) such disposition is to a corporation and 2) immediately after giving effect of such disposition, at least 50% of the voting rights attached to all outstanding voting shares of such corporation are owned by the Company or its affiliates or by persons who held at least 50% of the voting rights attached to all outstanding voting shares of the Company immediately before giving effect to such disposition.

(b)	"Person" includes any corporation, partnership, joint venture or unincorporated association.

6.2       The Company shall be entitled to terminate the appointment and engagement of the Consultant for Cause, as defined below. In the event of termination for Cause, the Company will pay the Consultant his consulting fee earned to the date of termination in accordance with section 3.1 but all stock options granted to the Consultant, whether vested or not and including the Initial Stock Options, will terminate as of the date of termination and the Company will have no further liability or obligation to the Consultant. For the purposes of this Agreement, “Cause” means, with respect to the Consultant:

(i)

his conduct which is materially detrimental to the business of the Company or which materially and adversely affects his ability to perform his duties hereunder, including excessive use of alcohol or drugs, excessive absences without justification, immoral or improper behavior or refusal to comply with the reasonable policies or procedures established by the Company;

(ii)	his inability for any reason to perform his duties hereunder for a continuous period of 4 weeks during the term of this Agreement;

(iii)	his failure to carry out the provisions of this Agreement in a material manner insofar as the failure relates to services and duties to be performed by him;

(iv)

his failure due to incompetence or negligence to perform assigned duties in a manner acceptable to the Company, which failure is not fully remedied by the Consultant within 10 days after notice in writing thereof has been given by the Company to the Consultant;

(v)	his conviction for a criminal offence, which conviction materially and adversely affects the Company; or

(vi)	other just cause.

6.3       The Company shall be entitled to terminate the appointment and engagement of the Consultant at any time without Cause upon giving 45 days’ notice to the Consultant. If the Company terminates without Cause, then (i) the Company will pay the Consultant his consulting fee earned to the date of termination in accordance with section 3.1, (ii) the Initial Stock Options will continue in full, force and effect for the duration of their term, notwithstanding any provisions to the contrary in the Stock Option Plan, and (iii) the Consultant will not be entitled to any additional compensation.

6.4 vIf the Company makes a material adverse change in the duties or responsibilities assigned to the Consultant, the Consultant may elect, by notice in writing, within 30 calendar days of the material adverse change, to terminate this Agreement pursuant to section 6.6. If the Consultant notifies the Company of such election to terminate, then (i) the Company will pay the Consultant his consulting fee earned to the date of termination in accordance with section 3.1, (ii) the Initial Stock Options will continue in full, force and effect for the duration of their term, notwithstanding any provisions to the contrary in the Stock Option Plan, and (iii) the Consultant will not be entitled to any additional compensation.

6.5       If a Control Change occurs, the Consultant may elect, by notice in writing, within 30 calendar days of the Control Change, to terminate this Agreement. If the Consultant notifies the Company of such election to terminate, then (i) the Company will pay the Consultant his consulting fee earned to the date of termination in accordance with section 3.1, (ii) the Initial Stock Options will continue in full, force and effect for the duration of their term, notwithstanding any provisions to the contrary in the Stock Option Plan, and (iii) the Consultant will not be entitled to any additional compensation. With respect to stock options granted to the Consultant other than the Initial Stock Options, the Consultant shall be entitled to exercise only those stock options which have vested pursuant to the Stock Option Plan for a period of 90 days after the date of the Control Change or termination.

6.6       The Consultant may terminate his engagement at any time upon giving 45 days' notice to the Company in writing.

6.7       Upon termination of this Agreement for any reason, the Consultant agrees that all confidential files, information and documents pertaining to the Company's business shall remain the property of the Company, and shall promptly be delivered by the Consultant to the Company's office. No photostatic copy, duplication or reproduction of any kind whatsoever shall be made of such files, information or documents without the express written consent of the Company

7.       GENERAL

7.1       Each provision and paragraph of this Agreement is a separate and distinct covenant and severable from all other such separate and distinct covenants. If any covenant or provision herein contained is determined to be void or unenforceable in whole or in part, such determination shall not affect or impair the validity or enforceability of any other covenant or provision contained in this Agreement and the remaining provisions of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

7.2       This Agreement may not be assigned by the Company or the Consultant without the prior written consent of the other party, which consent shall be in the sole discretion of the other party.

7.3       This Agreement replaces, supersedes and cancels all prior agreements, representations and understandings between the Company and the Consultant in respect of the Consultant's engagement by the Company or the termination of such engagement.

7.4       No amendment or waiver of any provision of this Agreement shall be binding upon a party unless made in writing and signed by both parties.

7.5       Any notice in writing required or permitted to be given to the Consultant hereunder shall be sufficiently given if served on the Consultant personally or mailed by registered mail, postage prepaid, addressed to the Consultant at his address shown on page one of this Agreement. Any notice so mailed shall be deemed to have been received by and given to the Consultant 2 business days following the date of mailing. Any notice in writing required or permitted to be given to the Company hereunder shall be given by registered mail, postage prepaid, addressed to the Chairman of the Company at its head office. Any notice so mailed shall be deemed to have been received by and given to the Company 2 business days following the date of mailing. Either party may at any time give notice in writing to the other of any change of address of the party giving such notice and from and after the giving of such notice, the address therein specified shall be deemed to be the address of such party for the giving of notices hereunder.

7.6       The Consultant acknowledges that:

(a)	he has read and understands this Agreement; and
(b)	he has been encouraged by the Company to obtain and has obtained independent legal advice in connection with this Agreement and the provisions hereof.

7.7       The provisions of this Agreement and the relationship between the parties shall be construed in accordance with and governed by the laws of British Columbia. The parties hereby attorn to the jurisdiction of the courts of British Columbia.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

URANERZ ENERGY CORPORATION

Per:
Authorized Signatory

SIGNED, SEALED AND DELIVERED
By BENJAMIN LEBOE
in the presence of:

BENJAMIN LEBOE, doing business as
Independent Management Consultants of
B.C.,